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                                                                    Exhibit 8.2

[Date], 2002

CENTRA SOFTWARE, INC.
430 Bedford Street
Lexington, Massachusetts 02420

      Re: Joint Proxy Statement of SmartForce PLC and Centra Software, Inc.
          Prospectus of Centra Software, Inc.

Ladies and Gentlemen:

   We have acted as counsel to you, Centra Software, Inc., a Delaware corporation ("Centra"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") to which this opinion appears as an exhibit, which includes the Joint Proxy Statement of SmartForce PLC, a public limited liability company organized under the laws of the Republic of Ireland ("SmartForce"), and Centra, and the Prospectus of SmartForce (the "Joint Proxy Statement/Prospectus"). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated January 16, 2002, among SmartForce, Atlantic Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of SmartForce (the "Merger Sub"), and Centra.

   We have examined the law and such papers, including the Merger Agreement and the Joint Proxy Statement/Prospectus, as deemed necessary to render the opinion expressed below. Pursuant to the Merger Agreement, it is contemplated that Merger Sub will merge with and into Centra (the "Merger"). As to questions of fact material to our opinion we have relied on representations of SmartForce, Merger Sub and Centra contained in letters addressed to us and attached to this letter (the "Letters of Representation"), without undertaking to verify the same by independent investigation; and upon representations set forth in the Merger Agreement (including the Exhibits).

   In our examination we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement; (ii) each entity that is a party to any of the documents (the "Documents") described in the preceding paragraphs has been duly organized under the laws of its state or other jurisdiction of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents; (iii) each such entity has full power, authority, capacity, and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iv) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, and all signatures are genuine; (v) any representations made in the Documents are, and will continue to be, true and complete, and no default exists under any of the Documents;
(vi) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; (vii) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents, or assumptions upon which this opinion is based; and (viii) the business reasons for the Mergers will constitute a valid business purpose, within the meaning of Treasury Regulation section 1.368-1(b) and (c).

   The opinion expressed herein is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department proposed, temporary, and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. Our opinion is not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from our opinion will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions.

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   We express no opinion as to the United States federal income tax consequences of the Merger other than that described below, as to the effect of the Merger on prior transactions, or as to any state, local, or foreign income or other tax consequences with respect to the Merger.

   Based on the foregoing, we are of opinion, as of the date hereof and under existing law, that the Merger will constitute a reorganization within the meaning of section 368 of the Code.

   We are furnishing this letter to you solely for the purpose of filing with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to such filing and to the references to our firm under the headings "Material Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This letter is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our prior written consent. We undertake no responsibility to update or supplement this letter.

   This letter may not be relied upon to satisfy the condition set forth in
Section 6.1(d) of the Merger Agreement with respect to your receipt of our opinion at or prior to the Closing Date. Our delivery of our opinion pursuant to Section 6.1(d) of the Merger Agreement will be subject to our receipt of additional representations of SmartForce, Merger Sub and Centra.

                                          Very truly yours,

                                          FOLEY, HOAG & ELIOT LLP

                                          _____________________________________
                                          A Partner